Exhibit 10.14

LOAN AGREEMENT

This Loan Agreement is executed and delivered in connection with that certain loan in the principal amount not to exceed $4,785,000.00 (the “Loan”), from METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (the “Lender”), to SAN ANDREAS ROAD WATSONVILLE, LLC, a California limited liability company (the “Borrower”), evidenced by a Promissory Note of even date herewith (the “Note”), and secured by a Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing of even date herewith (the “Deed of Trust”) encumbering certain real and personal property described in the Deed of Trust (the “Property”) and any additional documents required by Lender (the “Security Documents”). The Loan is guaranteed under that certain Loan Guaranty Agreement dated as of even date herewith executed by Gladstone Land Corporation, a Maryland corporation (“Guarantor”). The purpose of this Loan Agreement is to set forth certain additional terms and conditions pursuant to which the Loan is granted.

1.	Continued Operations: Borrower shall continue, in substantially the same manner and degree as at present and as anticipated by and required under the Lease of the Property, the farming and agricultural operations on the Property. Borrower acknowledges that such continued operations constitute a significant inducement to Lender to make the Loan.

2.	Notice of Change of Status: Borrower agrees that it shall promptly notify Lender of the following:

a.	if any assets of Borrower are surrendered in satisfaction of a debt or obligation;

b.	if any existing farm operating entity or real estate ownership entity of Borrower or any Guarantor of the Loan, or any manager of Borrower is dissolved or amended;

c.	if the lease for any material portion of the Property expires or is terminated;

d.	if the irrigation water supply to the Property is materially interrupted, or subject to material interruption, for any reason; and

e.	upon the commencement of any litigation, including any arbitration or mediation, and of any proceedings before any governmental agency which could materially and adversely affect the Property, the Borrower, the Guarantor or Lender.

3.	Representations and Warranties of Borrower: Borrower hereby represents and warrants that, and agrees to furnish Lender on request with evidence confirming that:

a.	the Property is taxed and billed separately from real property not subject to the Deed of Trust, and no part of the Property is located within a flood zone, other than those certain 36 acres in the southeast corner of the Property which are in Flood Zone AE;

b.	no members of Borrower’s immediate family, if Borrower is an individual; no member of Borrower, if Borrower is a limited liability company; no partner of Borrower, if Borrower is a partnership; no stockholder of Borrower, if Borrower is a corporation (other than a corporation listed on a recognized, national stock exchange); or no beneficiary of Borrower, if Borrower is a trust, is an officer or director of Lender or is a relative of an officer or director of Lender within the following categories: a son, daughter, or descendant of either; a stepson, stepdaughter, stepfather, stepmother; father, mother, or ancestor of either; or a spouse;

c.	neither Borrower, nor any partner of Borrower, nor any member of Borrower, nor any stockholder of Borrower is, and no legal nor beneficial interest in a partner, member, stockholder or beneficiary of Borrower is or will be held, directly or indirectly by, a “foreign person” under the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, the Foreign Investments in Real Property Tax Act of 1980, the amendments of such Acts or regulation promulgated pursuant to such Acts;

d.	to the best of Borrower’s knowledge following due inquiry, (i) neither the Property nor any portion thereof has been used for the production, storage, transportation, release or disposal of any substances defined as “hazardous” or “toxic” under any applicable laws or regulations (“Hazardous Materials”), excepting only the storage and use of those pesticides, herbicides and other agricultural chemicals reasonably and customarily used in connection with agricultural operations of the type from time to time conducted on the Property (“Agricultural Chemicals”), all of which Agricultural Chemicals have been used in strict compliance with applicable laws, regulations, and labeling requirements, (ii) there has not been any migration of Hazardous Materials onto or under the Property from any offsite sources, (iii) no Hazardous Materials have been disposed of, spilled or otherwise released on or under the Property and the Property is not contaminated by any Hazardous Materials, (iv) there are no underground storage tanks on or under the Property, whether such tanks are in use, out of service, or decommissioned, and (v) Borrower has not received any notice, and is not aware, of any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of federal, state or local environmental statutes, regulations or ordinances. Borrower represents and warrants that it and its agents, employees, or tenants (if any) will not generate, store, handle, dispose of or otherwise deal with any Hazardous Materials on the Property, excepting for Agricultural Chemicals, and that any such Agricultural Chemicals will be used in strict compliance with applicable laws, regulations, and labeling requirements;

e.	(i) As of the date hereof and throughout the term of the Loan, (A) Borrower will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e) (1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as “Plan”), and (B) the assets of the Borrower will not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor (“DOL”) Regulation Section 2510.3-101;

(ii) As of the date hereof and throughout the term of the Loan, if Borrower is a “governmental plan” as defined in Section 3(32) of ERISA, the closing of the Loan will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans;

(iii) As of the date of the Loan, Borrower will be acting on its own behalf and not on account of or for the benefit of any Plan;

(iv) Borrower has no present intent to transfer the Loan to any entity, person, or Plan which will cause a violation of ERISA;

(v) Borrower shall not assign its interest under the Loan to any entity, person, or Plan which will cause a violation of ERISA; and

(vi) The closing of the Loan and any foreclosures on such Loan will not violate the provisions of ERISA.

f.

The membership interests evidenced by the Borrower’s organizational documents have been issued in accordance with all applicable federal and state securities laws, or authorized exemptions from such securities laws, including, but not limited to, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, and the “Blue Sky” laws and regulations in effect in the state of Borrower’s formation and in the state where the Property is located. The membership interests of Borrower have not been issued in violation of any federal, state or local securities law, and to the extent that these securities have been issued in reliance on exemptions from such federal or state securities law, all necessary steps have been taken to qualify for such exemptions. The members of Borrower have been properly notified of all applicable securities laws and related restrictions on their ability to transfer, sell or otherwise dispose of their membership interests in Borrower. The name of Lender is not and will not be in any of the offering materials provided or to be provided to any person, including, but not limited to, any of the members of Borrower or any shareholders of Guarantor, nor has there been any representation, whether written, oral or otherwise, that Lender in any way has participated or endorsed the offering of the membership interests in Borrower.

4.	Default: A default under this Loan Agreement shall constitute a default and an Event of Default under the Note, Deed of Trust and other Security Documents.

5.	Additional Covenants: In addition to any other responsibilities of Borrower, Borrower and/or its subsidiaries or affiliates (where applicable) shall:

a.	allow representatives of Lender to visit and inspect the Property, to examine the books of account and other records and files of Borrower, to make copies thereof and to discuss the affairs, business, finances and accounts of Borrower with Borrower and/or its affiliates or subsidiaries, their respective officers and employees, all at such reasonable times and as often as Lender may reasonably request; and

b.	see Exhibit A attached hereto for additional terms and conditions.

6.	Conflict: In the event of a conflict between the terms of this Note, Deed of Trust and this Loan Agreement, on one hand, and the Agricultural Investments Loan Application and Summary Outline of Major Business Terms executed by Borrower, as amended, the terms of the Note, Deed of Trust and this Loan Agreement shall prevail.

7.	Affiliates: Transactions between Borrower on the one hand, and with Affiliates of Borrower on the other hand, shall not be consummated by Borrower on terms materially more favorable to the Affiliate than would have been obtained in an arm’s length transaction in the ordinary course of business with any Person that is not an Affiliate. For purposes of the foregoing, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with Borrower or which beneficially owns or holds or has the power to direct the voting power of five percent (5%) or more of any class of voting stock or equity interest of Borrower or which has five percent (5%) or more of its voting stock (or in the case of a person which is not a corporation, five percent (5%) or more of its equity interest) beneficially owned or held, directly or indirectly, by Borrower. For purposes of this definition, “control” means the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Dated this 23rd day of May, 2012.

“BORROWER” SAN ANDREAS ROAD WATSONVILLE, LLC, a California limited liability company

By:	Gladstone Land Limited Partnership, a Delaware limited partnership, its Manager

	By:	Gladstone Land Corporation, a Maryland corporation, its General Partner

		By:	/s/ David Gladstone
David Gladstone
Its Chief Executive Officer

(signatures continue on next page)

Guarantor executes this Loan Agreement to signify its consent to the terms hereof and its agreement with the terms, conditions and obligations applicable to Guarantor as set forth herein or related to the subsequent disbursement of the Loan.

“GUARANTOR” GLADSTONE LAND CORPORATION, a Maryland corporation

By:	/s/ David Gladstone
David Gladstone
Its Chief Executive Officer

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EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS TO LOAN AGREEMENT

(1)	FINANCIAL INFORMATION: Borrower shall furnish Lender, annually within one hundred twenty (120) days after the end of each fiscal year of Borrower and Guarantor, the following financial information, certified to be true and correct:

a.	Income Statement of Borrower and Statement of Cash Flows;

b.	Consolidated financial statements and related reports of Borrower and of Guarantor; and

c.	Tax Returns of Borrower and Guarantor, provided, however, that Borrower and Guarantor shall have the later of (i) September 15th of each year during the term of the Loan and (ii) two hundred fifty five (255) days after its fiscal year end to provide said tax returns.

Said financial statements, including the related schedules and notes, shall be complete and correct and fairly present (i) the financial condition of Borrower and Guarantor as at the respective dates of said balance sheets and (ii) the results of the operations and changes in financial position of Borrower and Guarantor for the fiscal years ended on said dates, all in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved.

(2)	FINANCING STATEMENTS: Borrower hereby authorizes Lender to prepare and file Uniform Commercial Code financing statements, and Borrower shall execute security agreements naming Lender as secured party on all of the following, now or hereafter acquired and which are owned by Borrower:

a.	frost protection equipment, irrigation equipment and drip system, including pumps, motors, pipes, pivots, and related assets;

b.	crops grown on the Property and all governmental payments or entitlements relating to the property;

c.	all water agreements and related water delivery contracts, easements, permits and licenses; and

d.	Borrower’s interest as lessor in any leases of the Property.

(3)	OBLIGATIONS OF BORROWER: Borrower acknowledges that Borrower’s and Guarantor’s present financial condition, as represented by Borrower and Guarantor, constitutes a significant inducement to Lender to make the Loan and Borrower further agrees that it shall not, without the prior written consent of Lender, do any of the following:

a.	cause or suffer to be placed, any liens (other than for real estate taxes not yet due and payable) or other encumbrances upon the Property or any portion thereof without obtaining the prior written consent of Lender, which may be withheld in Lender’s sole discretion;

b.	become a guarantor or endorser for the indebtedness of another party other than the Loan;

c.	make any contributions, dividends, loans or other cash advances directly or indirectly, if Borrower is or becomes a subsidiary or affiliate of another company, or create a subsidiary or affiliate of its own, to any such parent, subsidiary or affiliate if the Loan is in default or if any interest and/or principal payments currently due and payable are outstanding or if the Borrower will not be able to make loan payments during the following twelve (12) months; or

d.	pay any dividends (cash, stock or other forms) or net stock purchases, directly or indirectly, if the Loan is in default or if any interest and/or principal payments currently due and payable are outstanding.

(4)	NO SECONDARY FINANCING. Borrower shall not encumber, or allow the encumbrance of, any of the Property or other security for the Loan without obtaining the prior written consent of Lender, which may be withheld in Lender’s sole discretion.

(5)	CROSS-DEFAULT. The Loan is cross-defaulted with Loan No. 194552 made by the Lender to West Gonzales Road Oxnard, LLC, West Beach Street Watsonville, LLC, Dalton Lane Watsonville, LLC and Keysville Road Plant City, LLC, collectively as borrower, and guaranteed by Guarantor, as such loan may be amended, modified or disbursed from time to time (the “Existing Loan”). Accordingly, a default under the Loan or any of the Loan Documents or Security Documents shall constitute a default under the Existing Loan, and likewise, a default under the Existing Loan shall constitute a default and Event of Default under the Note and the Security Documents.

(6)	PROVISIONS RELATING TO REVOLVING LINE OF CREDIT. The following provisions apply to the revolving line of credit evidenced by the Note:

a.	The Borrower may request and receive loan disbursements under the Note up to a maximum aggregate principal amount of Four Million Seven Hundred Eighty-Five Thousand Dollars ($4,785,000) (the “Maximum Available Amount”), provided that:

(1)	Each-disbursement shall be in an amount of One Hundred Thousand Dollars ($100,000) or more, and must be in even increments of One Thousand Dollars ($1,000);

(2)	The initial disbursement shall be no less than the minimum amount of One Hundred Thousand Dollars ($100,000);

(3)	Disbursements are limited to two (2) disbursements per calendar month;

(4)	No default shall exist at the time of any disbursement under the Note, Deed of Trust, the Loan Agreement or any other Security Document, nor shall any circumstance exist which, under the passage of time or notice or both, would constitute a default;

(5)	Written request for a disbursement must be received by Lender no later than 12:00 p.m., Pacific Prevailing Time, on the business day prior to the business day on which funds are desired (such notice may be made by telephone with a written confirmation to follow within twenty-four (24) hours by overnight courier or facsimile);

(6)	The written request must be in the form approved by Lender and must include each of the following:

(a)	The written request must be on the letterhead of the Borrower and signed by one of the Authorized Persons identified herein;

(b)	Indicate the Lender’s loan number and the Borrower name;

(c)	Indicate the day and date funds are to be wired;

(d)	Indicate the dollar amount to be wired;

(e)	Include the physical address, ABA routing number and account number(s) of the recipient bank;

(f)	Name of the account where the funds are to be deposited;

(g)	Identify the type of account; and

(h)	Include a contact name and phone number at the recipient bank.

(7)	Lender shall have received such additional information and documentation, in a form and substance satisfactory to Lender, as Lender may reasonably request, confirming compliance with any and all of the covenants representatives and warranties contained in the Note, Deed of Trust, the Loan Agreement and Security Documents;

(8)	No disbursement under the Note shall be made after April 5, 2017.

b.	In the event that the outstanding principal balance under the Note shall at any time prior to April 5, 2017, be less than $100,000, then the entire outstanding principal balance of the Note, together with accrued interest thereon at the Default Rate, shall, at Lender’s option, become due and payable ten (10) days after receipt of written notice from Lender. After such notice from Lender, Borrower’s rights to draw under the Note shall cease, and Lender shall have no further obligation to make disbursements under the Note.

c.	In the event that the outstanding principal balance under the Note shall at any time exceed the Maximum Available Amount as set forth above, Borrower shall immediately, without the requirement of any oral or written notice by Lender, prepay the principal of this Note in an aggregate amount at least equal to such excess.

d.	The principal balance outstanding at any time under the Note may be evidenced by Lender’s internal records, including computer printouts, or endorsements to the Note or a schedule attached thereto (none of which need to be signed or initialed) and absent manifest error, such evidence shall be conclusive as to the outstanding principal balance under the Note. If such endorsements are used, the failure to make such notation with respect to any advance or payment shall not limit or otherwise affect the Borrower’s obligations under the Note, this Loan Agreement, the Deed of Trust or other Security Documents.

e.

Borrower shall designate an individual (the “Authorized Person”) as having authority to request disbursements under the Note, and any person so designated shall remain an Authorized Person until Lender receives written notice to the contrary. A request by an Authorized Person for a disbursement shall constitute a representation and and warranty by Borrower to Lender as of that date that all of the conditions herein have been satisfied, and that Borrower is in full compliance with all of the covenants, representations and warranties contained in the Note, Deed of Trust and other Security Documents. Borrower recognizes and agrees that Lender cannot effectively determine whether a specific request purportedly made by or on behalf of Borrower is actually authorized or authentic. As it is in Borrower’s best interest that Lender advance funds in response to a request, Borrower assumes all risks regarding the validity, authenticity and due authorization of any request purporting to be made by or on behalf of Borrower. Borrower promises to repay any sums, with interest, that are advanced by Lender pursuant to any request which Lender in good faith believes to be authorized. As of the date of this Loan Agreement, the following persons are Authorized Persons, any of whom, acting alone, is authorized to request disbursements under the Revolving Note on behalf of Borrower:

Danielle Jones	Bill Frisbie

f.	The outstanding principal balance of the Note shall bear interest at the rate specified in the Note. Borrower shall pay interest on the outstanding principal balance of the Note quarterly, on the fifth (5th) day of each January, April, July and October.

g.	The entire principal balance of the Note shall be due and payable on April 5, 2017 (unless accelerated as provided in the Note, Deed of Trust or Security Documents). The Note shall be interest-only until maturity, at which time, the entire pricipal balance outstanding shall be due.

h.	Borrower shall pay to Lender quarterly on the fifth (5th) day of each January, April, July and October (the period between each such payment date, a “Quarter”), an unused facility fee equal to (i) 25 basis points (0.25%) per annum, times (ii) $4,785,000 less the average weighted principal balance of the Note during the Quarter then ended (the “Facility Fee”). The Facility Fee shall be prorated for partial Quarters.